EX (h)(15)

March 27, 2025

To the Trustees of

John Hancock Funds III

200 Berkeley Street

Boston, MA 02116

Re:	Rule 12b-1 Fee Waiver Letter Agreement

With reference to each of the Distribution Plans entered into by and between John Hancock Investment Management Distributors LLC (formerly John Hancock Funds, LLC and hereinafter the “Distributor”) and John Hancock Funds III (the “Trust”), on behalf of each of its series listed in Appendix A (each, a “Fund” and collectively, the “Funds”), we hereby notify you as follows:

1. The Distributor agrees to contractually waive and limit its Rule 12b-1 distribution fees and/or service fees to the extent necessary to achieve the aggregate Rule 12b-1 distribution and service fees of each Fund as set forth in Appendix A hereto. The expense waiver agreements expire on the dates specified, unless renewed by mutual agreement of the Fund and the Distributor based upon a determination that this is appropriate under the circumstances at that time.

2. We understand and intend that the Trust will rely on this undertaking in overseeing the preparation and filing of Post-effective Amendments to the Registration Statements on Form N-1A for the Trust and the Funds with the Securities and Exchange Commission, in accruing each Fund’s expenses for purposes of calculating its net and gross asset value per share, and for other purposes permitted under Form N-1A and/or the Investment Company Act of 1940, as amended, and we expressly permit the Trust so to rely.

Sincerely,

JOHN HANCOCK INVESTMENT MANAGEMENT DISTRIBUTORS LLC

By:	/s/ Jeffrey H. Nataupsky
Jeffrey H. Nataupsky
Chief Financial Officer

Agreed and Accepted on behalf of John Hancock Funds III

By:	/s/ Fernando A. Silva
Fernando A. Silva
Chief Financial Officer

A copy of the document establishing the Trust is filed with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed by the officer in his capacity as such and not as an individual and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but only upon the assets of the Funds.

APPENDIX A

JOHN HANCOCK FUNDS III

Fund	Class R4	Expiration Date of Waiver/Limit
John Hancock Disciplined Value Fund	0.15%	7/31/2026	[1]
John Hancock Disciplined Value Mid Cap Fund	0.15%	7/31/2026	[1]
John Hancock International Growth Fund	0.15%	7/31/2026	[1]
John Hancock U.S. Growth Fund	0.15%	7/31/2026	[1]

[1]

At the March 24-27, 2025 meeting of the Board of Trustees of the Trust, the Distributor notified the Board of, and the Board approved, the extension of the waivers and limits of the Rule 12b-1 distribution fees and/or service fees for Class R4 shares of the Funds set forth above to July 31, 2026, each effective upon the current expiration date of July 31, 2025.